      As filed with the Securities and Exchange Commission on June 9, 1998

                                                     Registration No. 333-______
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           ------------------------
                                   FORM S-8
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                           ------------------------

                         SI DIAMOND TECHNOLOGY, INC.
            (Exact Name of Registrant as Specified in its Charter)

           TEXAS                                                76-0273345
  (State or Other Jurisdiction                               (I.R.S. Employer
of Incorporation or Organization)                         Identification Number)




                            3006 Longhorn Boulevard
                                   Suite 107
                                 Austin, Texas
                                     78758
                    (Address of Principal Executive Offices)

                           Amended & Restated 1992
                              Stock Option Plan

                             Amended and Restated
                            1992 Outside Directors'
                               Stock Option Plan

                 1998 Directors and Officers Stock Option Plan
                           (Full Title of the Plans)

                                DOUGLAS P. BAKER
                               Vice President and
                            Chief Financial Officer
                            3006 Longhorn Boulevard
                                   Suite 107
                              Austin, Texas 78758
                    (Name and Address of Agent for Service)
                                (512) 331-6200
        (Telephone Number, including Area Code, of Agent for Service)

     The Commission is requested to send copies of all notices and other communications to:

                            Donald T. Locke, Esq.
                      Haskell Slaughter & Young, L.L.C.
                          1200 AmSouth/Harbert Plaza
                           1901 Sixth Avenue North
                          Birmingham, Alabama 35203
                             Tel: (205) 251-1000
                             Fax: (205) 324-1133
                            ----------------------

                       CALCULATION OF REGISTRATION FEE

===================================================================================================================================

                                                                Proposed Maximum          Proposed Maximum
    Title of Securities                 Amount to be             Offering Price          Aggregate Offering            Amount of
     to be Registered                   Registered                Per Share(1)                Price(1)             Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $.001 per       4,035,000 shares (2)    $     0.38               $   1,020,000             $    301.00(2)
share
===================================================================================================================================

(1) Estimated solely for the purposes of calculating the registration fee, as determined in accordance with Rules 457(c) and 457(h), using the average of the high and low sale prices per share of the Company's Common Stock reported on the OTC Bulletin Board for June 5, 1998.

(2) Amount represents the total number of shares of Common Stock issuable pursuant to the above referenced plans, as amended, of which 1,350,000 shares were previously registered on Registration Statement No. 33-82666 for which registration fees have previously been paid.

                                Explanatory Note
                               -----------------

         This Registration Statement has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act") to register shares of common stock, $.001 par value (the "Common Stock") of SI Diamond Technology, Inc. (the "Registrant") issuable pursuant to the Registrants 1998 Outside Directors' Stock Option Plan, the Registrant's Amended and Restated 1992 Stock Option Plan and its Amended and Restated 1992 Outside Directors' Stock Option Plan (collectively, the "Plans").

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        NOTE: THE DOCUMENT(S) CONTAINING THE EMPLOYEE BENEFIT PLAN INFORMATION REQUIRED BY ITEM 1 OF FORM S-8 AND THE STATEMENT OF AVAILABILITY OF REGISTRANT INFORMATION AND ANY OTHER INFORMATION REQUIRED BY ITEM 2 OF FORM S-8 WILL BE SENT OR GIVEN TO EMPLOYEES AS SPECIFIED BY RULE 428 UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). IN ACCORDANCE WITH RULE 428 AND THE REQUIREMENTS OF PART I OF FORM S-8, SUCH DOCUMENTS ARE NOT BEING FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") EITHER AS PART OF THIS REGISTRATION STATEMENT OR AS PROSPECTUSES OR PROSPECTUS SUPPLEMENTS PURSUANT TO RULE 424 UNDER THE SECURITIES ACT. THE REGISTRANT SHALL MAINTAIN A FILE OF SUCH DOCUMENTS IN ACCORDANCE WITH THE PROVISIONS OF RULE 428. UPON REQUEST, THE REGISTRANT SHALL FURNISH TO THE COMMISSION OR ITS STAFF A COPY OR COPIES OF ALL OF THE DOCUMENTS INCLUDED IN SUCH FILE.

         Under cover of this Form S-8 is a reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act (the "Reoffer Prospectus"). The Reoffer Prospectus may be utilized for reofferings and resales of up to 3,034,903 shares of Common Stock acquired by selling shareholders through participation in the Plans.

REOFFER
PROSPECTUS

                           SI DIAMOND TECHNOLOGY, INC.

                        3,034,903 Shares of Common Stock
                           (par value $.001 per share)

         This Prospectus relates to the offer and sale of shares of common stock, par value $.001 per share (the "Common Stock"), of SI Diamond Technology, Inc. (the "Company"), which may be offered hereby from time to time by any or all of the selling Shareholders named herein ("Selling Shareholders") for their own benefit. All proceeds from any sales of such shares of Common Stock will inure to the benefit of the Selling Shareholders. The Company will receive no part of the proceeds from the sale of the shares which may be offered hereby but may receive funds upon the exercise of the options pursuant to which the Selling Shareholders will acquire the shares covered by this Prospectus, which funds, if any, will be used for working capital. All expenses of registration incurred in connection herewith are being borne by the Company, but all selling and other expenses incurred by the Selling Shareholders will be borne by such Selling Shareholders.

         All or a portion of the shares of Common Stock offered hereby may be offered for sale, from time to time, on the OTC Bulletin Board, or otherwise, at prices and terms then obtainable. All brokers' commissions, concessions or discounts will be paid by the Selling Shareholders. See "Plan of Distribution."

         The Selling Shareholders and any broker executing selling orders on behalf of the Selling Shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended, (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

         The Common Stock of the Company is listed and traded on the OTC Bulletin Board under the symbol "SIDT". On June 5, 1998, the last reported sale price of the Company's Common Stock on the OTC Bulletin Board was $0.38.

         THESE SECURITIES ARE SUBJECT TO A HIGH DEGREE OF RISK. SEE "INVESTMENT CONSIDERATIONS."


             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
             BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
             EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------

                 The date of this Prospectus is June 9, 1998.

         NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OFFERED HEREBY IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL.

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Materials filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; and at the Regional Offices of the Commission at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60606-2511; and Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

         The Common Stock is included in the OTC Bulletin Board under the symbol "SIDT." Reports, proxy and information statements and other information concerning the Company can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., 3rd Floor, Washington, D.C. 20006 or obtained by calling the Nasdaq Public Reference Room Disclosure Group at
(800) 638-8241.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-11602), are incorporated by reference in this Prospectus and shall be deemed to be a part hereof:

                  (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.

                  (2) The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1998.

                  (3) The Company's Current Report on Form 8-K dated as of January 20, 1998.

                  (4) The Company's Current Report on Form 8-K dated as of February 11, 1998.

                  (5) The Company's Current Report on Form 8-K dated as of May 8, 1998.

         All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of any such person, a copy of any or all of the documents referred to above that have been incorporated by reference in this Prospectus (not including exhibits to the documents that are incorporated by reference unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed in writing or by telephone to SI Diamond Technology, Inc., 3006 Longhorn Boulevard, Suite 107, Austin, Texas 78758, Attention: Corporate Secretary (Telephone: (512) 339-5020).

                                   THE COMPANY

         SI Diamond Technology, Inc., a Texas corporation (the "Company"), is engaged in the development of products and services based principally on novel applications of thin films and microelectronic fabrication and assembly. The Company believes that microelectronic and other applications of diamond thin film technology will play an important role in the electronics industry. The Company's research is focused on identifying key applications of such technology. Based on this research, the Company provides microelectronic fabrication and assembly services and is currently engaged in the development of products based on Diamond Field Emission ("DFE") technology and the development of an electronic billboard and related electronic display products based on existing technology. Electronic billboards and related electronic display products would provide a market for the Company's Diamond Field Emission Lamp ("DEFEL") product when completed. Management believes that the Company's greatest growth opportunity lies in DFE products and the development of an electronic billboard and related electronic display products. Consequently, each of the Company's operations comprises a product, technology or service useful in the development and production of such items. The Company was incorporated in Texas in 1987.

                               RECENT DEVELOPMENTS

         On May 8, 1998, the Company closed a transaction to sell the majority of the operating assets of its Diamond Tech One, Inc. ("DTO") subsidiary for a total purchase price of $2.2 million, of which $1.8 million was payable at the closing and the remaining $400,000 was deposited into escrow. A portion of the escrowed amount will be released upon the settlement, by the Company, of certain litigation between DTO and Alpine Microsystems, Inc. The balance will be released in 120 days. The litigation involves a breach of contract claim by Alpine Microsystems, Inc. The Company believes settlement negotiations will be completed within the next two or three months. The purchaser of these assets will also assume the building lease on the DTO facility. The Company will retain the remaining assets, including all cash, accounts receivable, certain equipment identified as excess, certain intangibles, and all liabilities. The Company expects to record a gain on the sale of these assets of approximately $700,000 in the quarter ended June 30, 1998. The remaining assets of DTO that have been retained by the Company are insignificant, with the exception of the intangible assets. While these intangible assets have no book value, they may have significant market value. The Company intends to seek buyers or licensees for these intangible assets.

                                  RISK FACTORS

         The Common Stock being offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors in addition to other information contained in this Prospectus in evaluating an investment in the shares of Common Stock offered hereby.

EARLY STAGE OF DFE PRODUCT DEVELOPMENT; NO DFE PRODUCT REVENUES; DFE PRODUCT UNCERTAINTY

         The Company's Diamond Field Emission ("DFE") technology and products resulting therefrom will require significant additional development, engineering, testing and investment prior to commercialization. These costs are currently unquantifiable but are expected to be in excess of $5,000,000. Prior to incurring these costs the Company intends to locate a strategic partner to fund the majority of these costs. There is no guarantee, however, that these estimates will reflect the actual costs incurred. The Company's leading potential DFE product is the Diamond Field Emission Lamp ("DFEL"). If the DFEL is successful, the Diamond Field Emission Display ("DFED") is also a possibility. There can be no assurance that either the DFEL or DFED will be successfully developed, be capable of being produced in commercial quantities on a cost-effective basis or be successfully marketed. Failure of the DFE and related products to generate significant revenue for the Company would constitute a material adverse effect on the Company's future financial viability and existence.

HISTORY OF OPERATING LOSSES; GOING CONCERN

         For the year ended December 31, 1997, the Company suffered a net loss of $6,320,901. For the years ended December 31, 1992, 1993, 1994, 1995, and
1996, the Company suffered net losses of $1,630,978, $7,527,677, $7,255,420,
$14,389,856 and $13,709,006, respectively. The Company expects to continue to incur additional operating losses for an extended period of time as it continues to develop products for commercialization, although it expects the magnitude of those losses to decrease. There can be no assurance that the Company will be profitable in the future. The Company's independent auditors have included an explanatory paragraph in their report on the Company's financial statements stating that as of March 3, 1998, the Company has not yet achieved profitability, has a working capital deficit and must obtain additional financing to fund its ongoing operations. As a result, there is substantial doubt about the Company's ability to continue as a going concern. The Company's operations to date have been primarily financed by the proceeds from the sale of equity securities of the Company and from revenues generated from research and development conducted for third parties; although since the second quarter of 1994, revenues from commercial services and product sales have exceeded those earned through such research and development ("R&D") activities. In order to continue its transition from a contract research and development organization into a company with viable operations, the Company anticipates substantial product development expenditures for the foreseeable future.

FUTURE CAPITAL NEEDS AND UNCERTAINTY OF ADDITIONAL FUNDING

         The Company expects to incur substantial expenses for R&D, product testing, product marketing and administrative overhead. The Company expects these expenses to exceed $2.4 million annually. There is no guarantee, however, that these estimates will reflect the actual costs incurred. The majority of R&D expenditures are for development of the Company's DFE technology. Further, the Company believes that certain proposed products may not be available for commercial sale or routine use for a period of one to two years. Therefore, it is anticipated that the commercialization of the Company's existing and proposed products will require additional capital in excess of the Company's other current sources of funding. The combined effect of the foregoing may prevent the Company from achieving profitability for an extended period of time. Because the timing and receipt of revenues from the sale of products will be tied to the achievement of certain product development, testing, manufacturing and marketing objectives which cannot be predicted with certainty, there may be substantial fluctuations in the Company's results of operations. If revenues do not increase as rapidly as anticipated, or if product development and testing and marketing require more funding than anticipated, the Company may be required to curtail its expansion and/or seek additional financing from other sources. The Company may seek such additional financing through the offer of debt or equity, joint venture financing, or any combination thereof at any time.

         It is anticipated that losses will continue throughout 1998 as the Company continues to fund the development of its DFE technology and its electronic billboard and related electronic display products. Significant sales from the DFE products are not anticipated in 1998. The Company expects revenue from its electronic billboard in the fourth quarter of 1998 and revenues from other display products in the second quarter of 1999. Full commercial development of the Company's DFE technology and electronic billboard and related electronic display will require additional funds that may not be available at terms acceptable to the Company.

         The Company has developed a plan to allow it to maintain operations until the Company is able to sustain itself on its own revenue. In order to have time to implement this plan, the Company is dependent upon the continued cooperation of its creditors. Upon completion of the DTO transaction, the Company will have existing resources to enable it to maintain its planned operations for a period of approximately 30 to 45 days from the date of this filing. The Company expects to be able to obtain additional resources during this time period to enable it to complete the implementation of its plan.

         The Company's plan is primarily dependent on raising funds through strategic partners and debt offerings as well as raising revenues and reducing expenses. The Company expects to sell certain of DTO's intangible assets that are not being sold in the present transaction as well as to possibly sell some of the excess equipment not included in the present transaction. As a result of the reduction in operating activity related to the disposition of the DTO operating assets, the Company plans to significantly reduce other costs including selling, general, administrative, and interest cost. This reduction in costs would mean that the Company would require significantly reduced amounts of capital to fund its ongoing operations.

         On May 8, 1998, the Company closed a transaction to sell the majority of the operating assets of DTO for a total purchase price of $2.2 million, of which $1.8 million was payable at closing and the remaining $400,000 was deposited into escrow. The purchaser of the assets will also assume the building lease on the DTO facility. The Company will retain all cash, accounts receivable, certain equipment identified as excess, certain intangibles and all liabilities. See "Recent Developments."

         In addition, the Company is seeking additional strategic partners to invest in both its Electronic Billboard Technology, Inc. ("EBT") and Field Emission Picture Element Technology, Inc. ("FEPET") subsidiaries to allow these subsidiaries to continue development of commercial products. It is anticipated that any such strategic partners would receive a minority interest in the subsidiaries of not more than 20% as a result of their investment. It is anticipated that the Company would remain a majority interest of at least 80% in each of these subsidiaries. It is the Company's plan that these investments would allow each of these subsidiaries to continue to develop their products and bring them to the level whereby each subsidiary is operating at break-even or better.

         This plan is based on current development plans, current operating plans, the current regulatory environment, historical experience in the development of electronic products and general economic conditions. Changes could occur which would cause certain assumptions on which this plan is based to be no longer valid. The Company's plan is primarily dependent on increasing revenues and raising additional funds through strategic partners and additional debt offerings. If adequate funds are not available from operations or additional sources of financing, the Company may have to reduce substantially or eliminate expenditures for R&D, testing and production of its products or obtain funds through arrangements with other entities that may require the Company to relinquish rights to certain of its technologies or products. Such results would materially and adversely affect the Company.

DEPENDENCE ON PRINCIPAL PRODUCTS

         The Company's DFE technology is an emerging technology. The financial condition and prospects of the Company are dependent upon market acceptance and sales of the Company's DFE products and its Electronic Billboard. Additional R&D needs to be conducted with respect to the DFE products and the Electronic Billboard before marketing and sales efforts can be commenced. Market acceptance of the Company's products will be dependent upon the perception within the electronics and instrumentation industries of the quality, reliability, performance, efficiency, breadth of application and cost-effectiveness of the products. There can be no assurance that the Company will be able to gain commercial market acceptance for its products or develop other products for commercial use.

COMPETITION; POSSIBLE TECHNOLOGICAL OBSOLESCENCE

         The display industry is highly competitive and is characterized by rapid technological change. The Company's existing and proposed products will compete with other existing products and may compete against other developing technologies. Development by others of new or improved products, processes or technologies may reduce the size of potential markets for the Company's products. There can be no assurance that such products, processes or technologies will not render the Company's proposed products obsolete or less competitive. Many of the Company's competitors have greater financial, managerial and technical resources than the Company. The Company will be required to devote substantial financial resources and effort to further R&D. There can be no assurance that the Company will successfully differentiate its products from its competitors' products or that the Company will be able to adapt to evolving markets and technologies, develop new products or achieve and maintain technological advantages.

TECHNOLOGIES SUBJECT TO LICENSES

         As a licensee of certain research technologies, the Company has various license agreements with Microelectronics and Computer Technology Corporation ("MCC") and Diagascrown, Inc., wherein the Company has acquired rights to develop and commercialize certain research technologies. In certain cases, agreements require the Company to pay royalties on sale of products developed from the licensed technologies and fees on revenues from sublicensees, where applicable, and to pay for the costs of filing and prosecuting patent applications. The Company's principal license agreement with MCC requires the Company to pay exclusivity fees under certain circumstances in order to maintain the Company's exclusive rights under the MCC Agreement. Each agreement is subject to termination by either party, upon notice, in the event of certain defaults by the other party. The payment of such royalties may adversely affect the future profitability of the Company.

NO ASSURANCE OF MARKET ACCEPTANCE

         Since its inception, the Company has focused its product development efforts on R&D of technologies that the Company believes will be a significant advance over currently available technologies. The Company has limited experience in manufacturing and marketing. The new management team that was put in place in 1996 has experience in manufacturing and marketing; however, with any new technology there is a risk that the market may not appreciate the benefits or recognize the potential applications of the technology. Market acceptance of the Company's products will depend, in part, on the Company's ability to convince potential customers of the advantages of such products as compared to competitive products, and will also depend upon the Company's ability to train manufacturers and others to use the Company's products. There can be no assurance that the Company will be able to successfully market its proposed products even if such products perform as anticipated.

LIMITED MANUFACTURING CAPACITY AND EXPERIENCE

         The Company has no established commercial manufacturing facilities in the areas in which it is conducting its principal research. Its existing manufacturing, while related, would not directly support manufacturing of the proposed new products. The new management team that was put in place has commercial manufacturing and marketing experience; however, the Company will be required to either employ additional qualified personnel to establish manufacturing facilities or enter into appropriate manufacturing agreements with others. There is no assurance that the Company will be successful in attracting experienced personnel or financing the cost of establishing commercial manufacturing facilities, if required, or be capable of producing a high quality product in quantity for sale at competitive prices.

MARKETING AND SALES UNCERTAINTIES

         There can be no assurance that the DFE related products or the Electronic Billboard will be successfully developed or that such products will be commercially successful. The Company intends to establish a sales organization to promote, market, and sell its products. To develop a sales organization will require significant additional expenditures, management resources and training time. There can be no assurance that the Company will be able to establish such a sales organization.

UNPROVEN TECHNOLOGY; NEED FOR SYSTEM INTEGRATION

         In order to prove that the Company's technologies work and can produce a complete product, the Company must ordinarily integrate a number of highly technical and complicated subsystems into a fully-integrated prototype. There can be no assurance that the Company will be able to successfully complete the development work on any of its proposed products or ultimately develop any marketable products.

DEPENDENCE UPON GOVERNMENT CONTRACTS

         A significant portion of the Company's revenues has been derived from contracts with agencies of the United States government. In the years ended December 31, 1992, 1993, 1994, 1995, 1996, and 1997, such contracts accounted for approximately $930,000, $1,147,000, $820,000, $1,009,000, $2,869,000 and
$854,000, respectively, or approximately 99%, 89%, 41%, 33%, 50% and 24% of the Company's total revenues for each of those periods. The Company's contracts involving the United States government are or may be subject to various risks, including unilateral termination for the convenience of the government, reduction or modification in the event of changes in the government's requirements or budgetary constraints, increased or unexpected costs causing losses or reduced profits under fixed-price contracts or unallowable costs under cost reimbursement contracts, risks of potential disclosure of the Company's confidential information to third parties, the failure or inability of the prime contractor to perform its prime contract in circumstances where the Company is a subcontractor, the failure of the government to exercise options provided for in the contracts and the exercise of "march-in" rights by the government. March-in rights refer to the right of the government or government agency to exercise a non-exclusive, royalty-free, irrevocable, worldwide license to any technology developed under contracts funded by the government if the contractor fails to continue to develop the technology. The programs in which the Company participates may extend for several years but are normally funded on an annual basis. The Company currently, however, has no significant commitment for any government funding beyond December 31, 1997, and intends to seek only government funding that directly relates to projects associated with achievement of its strategic objectives. To the extent that the Company is unable to obtain funding from alternate sources, this will adversely affect the Company's ability to continue to perform R&D on its existing and proposed products.

PATENTS AND OTHER INTELLECTUAL PROPERTY

         The Company's ability to compete effectively with other companies will depend, in part, on the ability of the Company to maintain the proprietary nature of its technology. Although the Company has been awarded, has filed applications for or has been licensed technology under numerous patents, there can be no assurance as to the degree of protection offered by these patents or as to the likelihood that pending patents will be issued. There can be no assurance that competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, have not or will not apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make and sell its products. There can also be no assurance that competitors will not intentionally or unintentionally infringe the Company's patents. The defense and prosecution of patent suits are both costly and time-consuming, even if the outcome is favorable to the Company. In foreign countries, the expenses associated with such proceedings can be prohibitive. In addition, there is an inherent unpredictability in obtaining and enforcing patents in foreign countries. An adverse outcome in the defense of a patent suit could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease selling its products. Although third parties have not asserted infringement claims against the Company, there can be no assurance that third parties will not assert such claims in the future. Claims that the Company's products infringe on the proprietary rights of others are more likely to be asserted after commencement of commercial sales incorporating the Company's technology. The Company also relies on unpatented proprietary technology, and there can be no assurance that others may not independently develop the same or similar technology or otherwise obtain access to the Company's proprietary technology. To protect its rights in these areas, the Company requires all employees and most consultants, advisors and collaborators to enter into confidentiality agreements. There can be no assurance that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. While the Company has attempted to protect proprietary technology it may develop or acquire and will attempt to protect future developed proprietary technology through patents, copyrights and trade secrets, it believes that its success will depend more upon further innovation and technological expertise.

AVAILABILITY OF MATERIALS AND DEPENDENCE ON SUPPLIERS

         It is anticipated that materials to be used by the Company in producing its future products will be purchased by the Company from outside vendors and, in certain circumstances, the Company may be required to bear the risk of material price fluctuations. It is anticipated by the Company's management that the majority of raw materials to be used in products to be manufactured by the Company will be readily available. However, there can be no assurance that such materials will be available in the future or if available will be procurable at prices which will be favorable to the Company.

DEPENDENCE ON KEY PERSONNEL

         The future success of the Company will depend in large part on its ability to attract and retain highly qualified scientific, technical and managerial personnel. Other than the executive officers of the Company these key personnel include Drs. Richard Fink, Ronald Robinder and Zhidan Tolt. Competition for such personnel is intense and there can be no assurance that the Company will be able to attract and retain all personnel necessary for the development of its business. In addition, much of the know-how and processes developed by the Company reside in its key scientific and technical personnel and such know-how and processes are not readily transferable to other scientific and technical personnel. The Company does not maintain key man insurance on any of its executive officers or other key technical personnel. The loss of the services of key scientific, technical and managerial personnel could have a material adverse effect on the Company.

CONCENTRATION OF OWNERSHIP

         Officers, directors and principal shareholders of the Company own, or have the power to vote, in the aggregate, approximately 22% of the voting stock of the Company on an "as converted" basis. Due to the relatively large number of shares owned by these shareholders and certain provisions of the Company's Amended and Restated Articles of Incorporation ("the Restated Articles") and Bylaws, it may be difficult for other shareholders to cause a change in control of the Company or effect other fundamental corporate transactions if officers, directors and principal shareholders were to act as a group.

VOLATILITY OF MARKET FOR SHARES

         The market price of the Shares, like that of the common stock of many emerging technology companies has fluctuated significantly in recent years and will likely continue to fluctuate in the future. The price of such securities currently rises and is expected to continue to rise rapidly in response to certain events, such as announcements concerning product developments, licenses and patents, although the outcome of such events may not be fully determined. Similarly, prices of such securities may fall rapidly if unfavorable results are encountered in product development or market acceptance. In the event that the Company achieves earnings from the sale of products, securities analysts may begin predicting quarterly earnings. The failure of the Company's earnings to meet analysts' expectations could result in a significant rapid decline in the market price of the Company's Common Stock. In addition, the stock market has experienced and continues to experience extreme price and volume fluctuations which have affected the market price of the equity securities of many technology companies and which have often been unrelated to the operating performance of those companies. Such broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of the Common Stock.

SHARES CONVERTED AT DISCOUNT

         Shares of the Company's Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock are convertible into the Company's Common Stock at prices which are at a discount to prevailing market prices at the time of conversion into the Company's Common Stock as described in the appropriate subsections of "Plan of Distribution and Selling Shareholders." Sales or offers to sell shares of Common Stock converted from these Series of the Company's Preferred Stock could adversely affect the price of and market for the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

         As of June 4, 1998, there were 38,660,657 shares of Common Stock outstanding, of which 27,982,498 shares of Common Stock were freely tradeable without restriction or further registration under the Securities Act by persons other than "affiliates" of the Company. As of that date, the remaining shares of Common Stock were deemed "restricted securities," as defined in Rule 144 under the Securities Act, and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including exemptions provided by Rule 144 under the Securities Act. Under Rule 144, persons who have held securities for a period of at least one year may sell a limited amount of such securities without registration under the Act. Rule 144 also permits, under certain circumstances, persons who are not affiliates of the Company, to sell their restricted securities without quantity limitations once they have completed a two-year holding period.

         No prediction can be made as to the effect, if any, that future sales, or the availability of shares of Common Stock for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock by the Company or by shareholders who hold "restricted securities," or the perception that such sales may occur, could adversely affect prevailing market prices for the Common Stock.

POSSIBLE ADVERSE EFFECT OF SALES BY SELLING SHAREHOLDERS ON THE MARKET FOR AND THE PRICE OF THE COMMON STOCK

         Upon registration the Selling Shareholders will be permitted to sell up to 3,034,903 shares of Common Stock obtained through the exercise of certain stock options The Company will not receive any proceeds from sales of Shares held by such Selling Shareholders. The Company will receive the proceeds from the exercise of any options to purchase shares of Common Stock. It is unlikely that the options will be exercised until the trading price of the Common Stock exceeds the exercise price of the options, if at all.

PRIOR AND SUPERIOR RIGHTS OF OTHER CLASSES OF CAPITAL STOCK

         The rights of holders of the Common Stock to receive dividends or other payments with respect thereto are subject to any prior and superior rights of holders of the Company's Preferred Stock. As of May 11, 1998, the Company had issued and outstanding 100 shares of its Series A Preferred Stock, 47 shares of its Series E Preferred Stock, 365 shares of its Series F Preferred Stock and 1700 shares of its Series G Preferred Stock. Additionally, the Company has authorized 75,000 shares of Series C Preferred Stock and 90,000 shares of Series D Preferred Stock. No shares of Series C Preferred Stock or Series D Preferred Stock are currently outstanding. No current series of the Company's Preferred Stock has rights that are prior and superior to the Common Stock with respect to dividends. Additionally, only the holders of the Series A Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock are entitled to a liquidation preference over the holders of the Common Stock. The Board of Directors, however, has the authority to provide for the issuance of additional shares of Preferred Stock in one or more additional series and such shares may, in the Board's discretion, have prior and superior rights to receive dividends or other payments with respect thereto. In light of its future capital requirements, the Company could issue shares of Preferred Stock at any time having such prior and superior rights. See "Description of Capital Stock".

LACK OF DIVIDENDS

         The Company has never paid cash dividends on its equity securities and does not intend to pay cash dividends in the foreseeable future. To the extent the Company has earnings in the future, the Company intends to reinvest such earnings in the business operations of the Company.

ANTITAKEOVER EFFECTS

         The Company's Restated Articles and Bylaws contain a number of provisions which could make the acquisition of the Company, by means of an unsolicited tender offer, a proxy contest or otherwise, more difficult. Among other things, (i) the Board is authorized to issue series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt; (ii) the Board of Directors is divided into three classes of directors, with the result that approximately one-third of the Board of Directors are elected each year; (iii) except in limited circumstances, no shares of the Company's Preferred Stock may be issued or sold to any officer or director of the Company or any shareholder owning more than five percent (5%) of the Company's Common Stock without the affirmative vote of a majority of the disinterested shareholders of the Company; and (iv) holders of Series C and Series D Preferred Stock have the right to acquire additional shares in certain circumstances where the voting power of such holders would be diluted. See "Description of Capital Stock-- Certain Provisions of the Articles of Incorporation, Bylaws and Texas Law."

LIMITATION OF REMEDIES; INDEMNIFICATION

         The Company's Restated Articles provide that a director of the Company will only be liable to the Company for (i) breaches of his duty of loyalty to the Company and its shareholders, (ii) acts or omissions not in good faith or which constitute a breach of duty of a director of the Company or involves intentional misconduct or a knowing violation of law, (iii) transactions from which a director receives an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (iv) acts or omissions for which liability is specifically provided by statute, and
(v) acts relating to unlawful stock purchases or payments of dividends. Thus, the Company may be prevented from recovering damages for certain alleged errors or omissions by its directors. The Bylaws also provide that, under certain circumstances, the Company will indemnify its officers and directors for liabilities incurred in connection with their good faith acts for the Company. Such an indemnification payment might deplete the Company's assets. While Texas law permits a shareholder to bring a derivative action on behalf of a corporation, the law relating to the remedies available to corporate shareholders is constantly changing. Shareholders who have questions concerning the fiduciary obligations of the officers and directors of the Company should consult with independent legal counsel. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

COMPUTER SYSTEMS/SOFTWARE -- YEAR 2000 ISSUES

         The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have date sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

         Based on a recent assessment, the Company determined that it will be required to modify or replace portions of its software so that its computer systems will properly utilize dates beyond December 31, 1999. All of this software is prepackaged software that was purchased from outside vendors. These vendors all have upgrades available which correct the Year 2000 Issue. It is the Company's plan to purchase the upgraded software, where required, prior to December 31, 1998 to insure adequate time for implementation. The cost of these upgrades will be negligible and is not expected to have a material effect on the operations of the Company. If such upgrades were not installed on a timely basis, the Year 2000 Issue could have a material impact on the operations of the Company.

         The Company has determined that it is not vulnerable to a third party's failure to remediate its own Year 2000 Issues at either significant suppliers or large customers. The Company has also determined that it has no exposure or contingencies related to the Year 2000 Issue for the products it has sold.

RISKS ASSOCIATED WITH FORWARD LOOKING STATEMENTS

         This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act , and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the uncertainty of additional funding, the development of other technologies, the ability of the Company to acquire manufacturing facilities and marketing and sales expertise, the ability of the Company to attract and retain highly qualified personnel, as well as general market conditions and the degree and nature of competition. Where any such forward-looking statement includes a statement of the assumptions or basis underlying such forward-looking statement, the Company cautions that, while it believes such assumptions or basis to be reasonable and makes them in good faith, assumed facts or basis almost always vary from actual results, and the differences between assumed facts or basis and actual results can be material, depending upon the circumstances. Where in any forward-looking statement, the Company or its management expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished.

                                 USE OF PROCEEDS

         All of the shares of Common Stock are being offered by the Selling Shareholders. The Company will not receive any proceeds from sales of Common Stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         The shares of Common Stock offered by this Prospectus are being registered for re-offers and re-sales by Selling Shareholders of the Company who may acquire such shares pursuant to the exercise of options granted or to be granted under the Amended and Restated 1992 Stock Option Plan of SI Diamond Technology, Inc. (the "Employee Plan") or pursuant to the exercise of options granted or to be granted under the Amended and Restated SI Diamond Technology, Inc. 1992 Outside Directors' Stock Option Plan (the "Director Plan" and, together with the Employee Plan and the 1998 Plan, the "Plans") to be granted under the 1998 Directors and Officers Stock Option Plan (the "1998 Plan"). The Selling Shareholders named below may resell all, a portion, or none of the shares that they acquire or may acquire pursuant to the exercise of options under the Plans or other Option.

         Key employees deemed to be "affiliates" of the Company who acquired registered Common Stock under the Plans may be added to the Selling Shareholders listed below from time to time, either by means of a post-effective amendment hereto or by use of a prospectus filed pursuant to Rule 424(c) under the Securities Act. An "affiliate" is defined in Rule 405 under the Securities Act as a "person who directly, or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with," the Company.

         The following table sets forth the name of each Selling Shareholder, the nature of his position, office, or other material relationship with the Company within the past three years, the number of shares of Common Stock known by the Company to be beneficially owned by each Selling Shareholder as of June 9, 1998, the number of shares covered by this Prospectus and the number of shares and (if one percent or more) the percentage of the class to be owned by each Selling Shareholder if such Selling Shareholder were to sell all of the shares of Common Stock covered by this Prospectus:

---------------------------------------------------------------------------------------------------------------
Selling                  Number of Shares        Number of Shares        Number of Shares         Percentage
Shareholder              Beneficially Owned      Covered by this         to be Owned After            (1)
                         Prior to Offering       Prospectus              Offering
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
Brad Arberg                     482,752                174,000                 308,752                 *
Director
---------------------------------------------------------------------------------------------------------------
Zui Yaniv                     1,033,000              1,020,000                  11,000                 *
Director and
Chief Adjusting
Officer
---------------------------------------------------------------------------------------------------------------
Marc Eller                      943,796                630,000                 313,796                 *
Chairman and
Chief Executive
Officer
---------------------------------------------------------------------------------------------------------------
Doug Baker                      392,000                370,000                  22,000                 *
Chief Financial
Officer and
Vice President
---------------------------------------------------------------------------------------------------------------
Ron Berman                      782,430                174,383                 608,047                1.57%
Director
---------------------------------------------------------------------------------------------------------------
Igor Leontiev                   156,520                156,520                     -0-                 *
Director
---------------------------------------------------------------------------------------------------------------
Phil Shaffer                    372,702                300,000                  72,702                 *
Director
---------------------------------------------------------------------------------------------------------------
Dave Sincox                     271,213                210,000                  61,213                 *
Director
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------


---------------------------
*Amount Represents Less than 1%

(1) Assuming all shares that may be offered hereby are sold and based on 38,660,657 shares outstanding at June 5, 1998.

                              PLAN OF DISTRIBUTION

         Any shares of Common Stock sold pursuant to this Prospectus will be sold by the Selling Shareholders for their own account and they will receive all proceeds from any such sales. The Company will receive none of the proceeds from the sale of shares which may be offered hereby but may receive funds upon the exercise of the options pursuant to which the Selling Shareholders will acquire the shares covered by this Prospectus, which funds, if any, will be used for working capital. The Selling Shareholders may sell shares of Common Stock in any of the following ways: (i) through dealers; (ii) through agents; or (iii) directly to one or more purchasers. The distribution of the shares of Common Stock may be effected from time to time in one or more transactions (which may include block transactions) on the OTC Bulletin Board (whether pursuant to Rule 144 under the Securities Act or otherwise). Any such transaction may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. If shares of Common Stock are sold through brokers, the Selling Shareholders may pay customary brokerage commission and charges. The Selling Shareholders may effect such transactions by selling share to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders and any broker-dealers or agents that act in connection with the sale of the shares hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discounts, commissions or concessions received by any such broker-dealer or agent and any profit on the resale of shares as principals might be deemed to be underwriting discounts and commissions, under the Securities Act.

                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company to Haskell Slaughter & Young, L.L.C., 1200 AmSouth/Harbert Plaza, 1901 Sixth Avenue North, Birmingham, Alabama 35203.

                                     EXPERTS

         The consolidated balance sheets as of December 31, 1997 and 1996 and the consolidated statements of operations, shareholders' equity <deficit> and cash flows for the years then ended, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article 2.02A(16) and Article 2.01-1 of the Texas Business Corporation Act and Article VIII of the Company's Bylaws provide the Company with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes. Pursuant to such statutory and Bylaw provisions, the Company has purchased insurance against certain costs of indemnification that may be incurred by it and its officers and directors. See "Item 17. Undertakings" for a description of the Securities and Exchange Commission's position regarding such indemnification provisions.

         Additionally, Article Seven(C) of the Company's Restated Articles, provides that a director of the Company is not liable to the Company or its shareholders for monetary damages for any act or omission in the director's capacity as director except that Article Seven(C) does not eliminate or limit the liability of a director for (i) breaches of his duty of loyalty to the Company and its shareholders, (ii) acts or omissions not in good faith or which constitute a breach of duty of a director of the Company or involves intentional misconduct or a knowing violation of law; (iii) transactions from which a director receives an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (iv) acts or omissions for which liability is specifically provided by statute, and (v) acts relating to unlawful stock purchases or payments of dividends.

         Article Seven(C) also provides that any subsequent amendments to Texas statutes that further limit the liability of directors will inure to the benefit of the directors, without any further action by shareholders. Any repeal or modification of Article Seven(C) shall not adversely affect any right of protection of a director of the Company existing at the time of the repeal or modification.

         The foregoing discussion is not intended to be exhaustive and is qualified in its entirety by each of such documents and such statutes.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

      SI Diamond Technology, Inc., a Texas Corporation ("SI Diamond" or the "Company"), hereby incorporates by reference into this registration statement on Form S-8 (the "Registration Statement") the following documents which have heretofore been filed by the Company with the Securities and Exchange Commission (the "Commission"):

(a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998.

(b) The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1998.

(c)   The Company's Current Reprot on Form 8-K, dated January 20, 1998.

(d)   The Company's Current Report on Form 8-K dated February 11, 1998.

(e)   The Company's Current Report on Form 8-K dated May 8, 1998.

(f) The description of the Company's Common Stock which is contained in the Company's Registration Statement on Form 8-A filed on November 19, 1992 pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

      All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

      Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of any such person, a copy of any or all of the documents referred to above that have been incorporated by reference in this Prospectus (not including exhibits to the documents that are incorporated by reference unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed in writing or by telephone to SI Diamond Technology, Inc., 3006 Longhorn Boulevard, Suite 107, Austin, Texas 78758, Attention: Corporate Secretary (Telephone: (512) 339-5020).

ITEM 4. DESCRIPTION OF SECURITIES.

      Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS & COUNSEL

      Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Article 2.02A(16) and Article 2.02-1 of the Texas Business Corporation Act and Article VIII of the Company's Bylaws provide the Company with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes. Pursuant to such statutory and Bylaw provisions, the Company has purchased insurance against certain costs of indemnification that may be incurred by it and its officers and directors. See "Item 9. Undertakings" for a description of the Securities and Exchange Commission's position regarding such indemnification provisions.

      Additionally, Article Seven(C) of the Company's Restated Articles, provides that a director of the Company is not liable to the Company or its shareholders for monetary damages for any act or omission in the director's capacity as director except that Article Seven(C) does not eliminate or limit the liability of a director for (i) breaches of his duty of loyalty to the Company and its shareholders, (ii) acts or omissions not in good faith or which constitute a breach of duty of a director of the Company or involves intentional misconduct or a knowing violation of law, (iii) transactions from which a director receives an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (iv) acts or omissions for which liability is specifically provided by statute, and
(v) acts relating to unlawful stock purchases or payments or dividends.

      Article Seven(C) also provides that any subsequent amendments to Texas statutes that further limit the liability of directors will inure to the benefit of the directors, without any further action by shareholders. Any repeal or modification of Article Seven(C) shall not adversely affect any right of protection of a director of the Company existing at the time of the repeal or modification.

      The foregoing discussion is not intended to be exhaustive and is qualified in its entirety by each of such documents and such statutes.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8. EXHIBITS

Exhibit Number                                   Description of Exhibit
--------------                                   ----------------------

      4.1               Amended and Restated 1992 Stock Option Plan of the Company.

      4.2               Amended and Restated 1992 Outside Directors' Stock Option Plan.

      4.3               1998 Directors and Officers Stock Option Plan.

      5.1               Opinion of Haskell Slaughter & Young, L.L.C. as to legality of the shares of
                        SI Diamond Technology, Inc. being registered.

     23.1               Consent of Coopers & Lybrand L.L.P.

     23.2               Consent of Haskell Slaughter & Young, L.L.C. (contained in the opinion of counsel filed on Exhibit 5.1 to this Registration Statement).


ITEM 9. UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the amount of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities
            Act if, in the aggregate, the changes in amount and price represent no more than a 20%
                 change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the registration statement is on Form S-3, S-8, F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in period reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration
Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or, otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Austin, State of Texas, on June 9, 1998.



                                                SI Diamond Technology, Inc.

                                                By/s/ Marc W. Eller
                                                  ----------------------------
                                                      Marc W. Eller
                                                  Chairman of the Board
                                                            and
                                                  Chief Executive Officer


        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marc W. Eller and Douglas P. Baker and each or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statements relating to the offering to which this Registration Statement relates, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                                 Title                                    Date
       ---------                                 -----                                    ----
/s/ Marc W. Eller                       Chairman of the Board of                          June 9, 1998
----------------------------            Directors and Chief Executive Officer
    Marc W. Eller                       (Principal Executive Officer)


/s/ Zvi Yaniv                           President and Chief Operating                     June 9, 1998
----------------------------            Officer and Director
    Dr. Zvi Yaniv


/s/ Douglas P. Baker                    Vice President, Chief Financial                   June 9, 1998
----------------------------            Officer (Principal Financial
    Douglas P. Baker                    Officer and Principal Accounting
                                        Officer)



/s/ Lee B. Arberg                       Director                                          June 9, 1998
----------------------------
    Lee B. Arberg


/S/ Ronald J. Berman                    Director                                          June 9, 1998
----------------------------
    Ronald J. Berman


/S/ Philip C. Shaffer                   Director                                          June 9, 1998
----------------------------
    Philip C. Shaffer


/S/ David R. Sincox                     Director                                          June 9, 1998
----------------------------
    David R. Sincox


                                        Director                                          June __, 1998
----------------------------
    Dr. Igor Leontiev

                                 EXHIBIT INDEX

Exhibit                                                                                                    Sequential
Number                          Description of Exhibit                                                    Page Number
------                          ----------------------                                                    -----------
ITEM 8. EXHIBITS

      4.1              Amended and Restated 1992 Stock Option Plan of the Company

      4.2              Amended and Restated 1992 Outside Directors' Stock Option Plan

      4.3              1998 Directors and Officers Stock Option Plan

      5.1              Opinion of Haskell Slaughter & Young, L.L.C. as to legality of the shares of
                       SI Diamond Technology, Inc. being registered.

     23.1              Consent of Coopers & Lybrand L.L.P

     23.2              Consent of Haskell Slaughter & Young, L.L.C. (contained in the opinion of counsel filed as Exhibit 5.1 to this Registration Statement).
